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                                                                 Exhibit (p)1.29

[LOGO]                                                         Merganser Capital
                                                                   Management LP


                                CODE OF CONDUCT
                                ---------------

                             Adopted: June 21, 1996
                             ----------------------
                          Amended: February 23, 2000
                          --------------------------

PURPOSE
-------

The Code of Conduct has been established to communicate policies of professional conduct and ethical behavior applicable to all officers, directors and employees ("personnel") of the Merganser Capital Management LP ("Company").

BACKGROUND
----------

No set of rules or policies can presume to fully define "professional behavior" or "ethical conduct." These terms, by definition, are broad concepts and subject to interpretation and personal bias. Nevertheless, a written set of policies will help to minimize misunderstandings about what is considered appropriate conduct by the Company. Also, in matters of personal behavior, there is no substitute for common sense. If there are doubts or questions about the appropriateness of a certain action, either do not pursue this course of action or seek guidance from the Compliance Officer.


POLICIES
--------

1. Legal and Ethical Violations: Personnel shall not knowingly participate in, or assist, any acts in violation of any applicable law, rule, or regulation of any government, governmental agency, or regulatory organization governing the investment advisory industry.

2. Conflicts of Interest: Personnel shall not enter into or engage in a security transaction or business activity or relationship which may result in any financial or other conflict of interest between themselves and clients or the Company. Personnel shall also disclose to the Company all matters that could reasonable be expected to interfere with their duty to the Company, or with their ability to render unbiased and objective advice.

3. Priority of Transactions: Personnel shall conduct themselves in such a manner that transactions for clients and the Company have priority over transactions in securities or
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[LOGO]                                                         Merganser Capital
                                                               Management LP

other investments of which they are beneficial owners, and so that transactions in securities or other investments in which they have such beneficial ownership do not operate adversely to clients' and the Company's interests.

4. Use of Material Nonpublic Information: The Company forbids personnel from trading, either personally or on behalf of others (such as private accounts managed by the Company), on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." Exhibit A provides useful background information about insider trading.

5. Duty to the Company: Personnel shall not undertake independent practice which could result in compensation or other benefit in competition with the Company unless they have received written consent from both the Company and the person or entity for whom they undertake independent employment or services.

6. Preservation of Confidentiality: Personnel shall preserve the confidentiality of information communicated by a client concerning matters within the scope of the confidential relationship, unless they receive information concerning illegal activities on the part of the client.


IMPLEMENTATION
--------------

1. Compliance Officer: Mr. Richard F. Woerner has been designated Compliance Officer and, as such, is responsible for the implementation of the Code of Conduct. As Compliance Officer, he reports to the General Partner and is required to meet with it formally once a year to review the status of compliance with this policy. Also, he may meet with the General Partner at any time to seek guidance or to discuss matters requiring immediate attention.

2. Application: The Code of Conduct applies to all personnel and extends to activities within and outside their duties at the Company.

3. Insider Trading: Exhibit B relates procedures to implement the Company's policy against insider trading.

4. Acknowledgment: All personnel must read and acknowledge receipt of a copy of this Code of Conduct. Questions regarding the policy or its implementation should be reviewed with the Compliance Officer.
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[LOGO]                                                         Merganser Capital
                                                               Management LP

 Merganser Capital Management LP


                                   Exhibit A
                                   ---------

                                INSIDER TRADING
                                ---------------

     The term "insider trading" is not defined in the federal securities law, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

     While the law concerning insider trading is not static, it is generally understood that the law prohibits:

     1) trading by an insider, while in possession of material nonpublic information, or

     2) trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

     3)   communicating material nonpublic information to others.

     The elements of insider trading and the penalties for such unlawful conduct are discussed below:

1.   who is an Insider?

     The concept of "insider" is broad. It includes officers, directors, and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Company may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2.   What is Material Information?

     Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors, and employees
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[LOGO]                                                         Merganser Capital
                                                               Management LP

should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

     Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 3 16 (1987), the Supreme Court
            ----------------
considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for
             -------------------
disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.
    -------

3.  What is Nonpublic Information?

    Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The
                                               ------------------------------
Wall Street Journal or other publications of general circulation would be
-------------------
considered public.

4.   Penalties for Insider Trading

     Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

     . civil injunctions
     . treble damages
     . disgorgement of profits
     . jail sentences
     . fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and
     . fines for the employer or other controlling person of up to the greater of $1,000 or three times the amount of the profit gained or loss avoided.

     In addition, any violation of this policy statement can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.
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                                                               Merganser Capital
                                                               Management LP

[LOGO]

                                   Exhibit B
                                   ---------

                 PROCEDURES TO IMPLEMENT THE COMPANY'S POLICY
                 --------------------------------------------
                            AGAINST INSlDER TRADING
                            -----------------------

 The following procedures have been established to aid the officers, directors, and employees of the Company in avoiding insider trading, and to aid the Company in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of the Company must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

 1.      Identifying Inside Information

         Before trading for yourself or others, including accounts you may manage in a fiduciary capacity, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

         i. Is the information material? Is this information that the investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

         ii. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street
                                                     -------  ---------------
               Journal or other publications of general circulation?
               -------

         If, after the consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

         i.    Report the matter immediately to Mr. Woerner.

         ii. Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by the Company.

         iii. Do not communicate the information inside or outside the Company, other than to Mr. Woerner.
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[LOGO]                                                         Merganser Capital
                                                               Management LP

     iv. After Mr. Woemer has reviewed the issue, you will either be instructed to continue the prohibitions against trading and communication or you will be allowed to trade and communicate the information.

 2.  Personal Securities Trading

     In order to meet the requirements of Rule 204-2(a)( 12) of the Investment Advisors Act of 1940, all officers, directors and employees of the Company shall submit to Mr. Woemer information with respect to any security acquired or disposed of and any direct or indirect beneficial interest during any calendar quarter. The information is due within ten days after the end of each calendar quarter and must include the title of the security, the number of shares included in the transaction, the date of the transaction, the nature of the transaction(purchase, sale or other acquisition or disposition,) the price, and the name of the broker-dealer with whom the transaction was effected.
          In addition, all officers, directors and employees of the Company shall submit to Mr. Woemer a report of every securities transaction in which they, their families (including the spouse, minor children and adults living in the same household as the officer, director or employee), and trusts of which they are trustees or in which they have a beneficial interest have participated within ten days after such transaction. The report shall include the name of the security, date of the transaction, quantity, price, and broker-dealer through which the transaction was effected. This requirement may be satisfied by sending duplicate broker confirmations of such trades to Mr. Woemer.
          In order to meet the requirements of Rule 17j-1 of the Investment Company Act of 1940, all officers, directors and employees of the Company shall submit to Mr. Woemer a report detailing every security held by them, their families (including the spouse, minor children and adults living in the same household as the officer, director or employee), and trusts of which they are trustees or in which they have a beneficial interest within ten days of initial employment and within ten days of the close of each calendar year. The initial report of current employees is due no later than September 1,200O. The report shall include the name of the security, quantity held, and the market value.
This requirement may be satisfied with a copy of the broker's statement.
          The only exceptions to these reporting requirements are open-end mutual funds, bank CD's, and securities of the United States Government and its agencies.
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[LOGO]                                                         Merganser Capital
                                                               Management LP

3.   Pre-clearance of "IPO" or private placement trades

     In order to meet the requirements of Rule 17j-1 of the Investment Company Act of 1940, all officers, directors and employees of the Company are required to obtain from Mr. Woemer pre-clearance for any initial public offering ("IPO") or private placement to be purchased by them, their families (including the spouse, minor children and adults living in the same household as the officer, director or employee), and trusts of which they are trustees or in which they have a beneficial interest. The pre-clearance form shall contain the name of the security and be signed by Mr. Woemer prior to the purchase. In Mr. Woemer's absence, the form may be signed by a director. This requirement is effective March 1,2000.

4.   Restricting Access to Material Nonpublic Information

     Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the company, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

5.   Resolving Issues Concerning Insider Trading

     If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with Mr. Woemer before trading or communicating the information to anyone.

6.   Working Together to Prevent Abuses

     The prevention of insider trading violations requires constant attention. Your suggestions may contribute in a critical way to the effectiveness of these procedures. If you become aware of any situation that may possibly result in an insider trading violation, you should report the situation to Mr. Woemer immediately. Such a situation could involve an indiscreet member of management or the staff, or it could relate to the manner in which written communications of material nonpublic information are disseminated or otherwise handled by employees. Your suggestions for improving these procedures are always welcome and will be considered in your overall job evaluation.
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[LOGO]                                                         Merganser Capital
                                                               Management LP


                                CODE OF CONDUCT
                                ---------------

                                ACKNOWLEDGMENT
                                --------------



     I have read and understand the Code of Conduct adopted June 21,1996 as amended February 23,200O by the Merganser Capital Management LP and will comply with it in all respects.


     ________________________________________
     Name (Signed)



     ________________________________________
     Name (Printed)



     ________________________________________
     Date